Walgreen Co.
Webcast - Second Quarter 2005

March 28, 2005

Hello, and I hope you had a happy Easter! Thanks for tuning in to Walgreens audio webcast for the second quarter of fiscal year 2005. I'm Rick Hans, Walgreens Director of Finance, and I invite you to use this information in conjunction with the press release and other financial information posted on our Web site.

Safe Harbor Language

Before we begin, I'd like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see pages 4 and 5 of our Form 10-K, dated August 31, 2004, for a discussion of factors as they relate to forward-looking statements. Prior period amounts have been restated for the accounting of leases consistent with our March 21, 2005 press release and 8-K.

Sales and Earnings

Today we once again announced double-digit sales and profit growth, while increasing the number of new stores opened in the quarter over last year. Our sales for the second quarter ended Feb. 28 were up 12.3 percent to a record $11.0 billion. Net earnings for the quarter climbed 13.7 percent to $490.9 million or 48 cents per share, diluted. I should mention that last year's quarter benefited from one extra day due to leap year. Excluding gains of $4.7 million this year and $12.7 million last year from litigation settlements, second quarter earnings rose 15.1 percent to $487.9 million or 47 cents per share (diluted) from last year's $423.8 million or 41 cents per share (diluted). Results include a pre-tax expense of $3.0 million both this year and last year related to a change in our lease accounting method.

For the first six months of fiscal 2005, sales increased 12.8 percent to $20.9 billion. Net earnings rose 20.0 percent to $819.5 million or 80 cents per share, diluted. Excluding gains of $19.7 million this year and $12.7 million last year from litigation settlements, first half earnings rose 19.5 percent to $807.1 million or 78 cents per share (diluted) from last year's $675.2 million or 65 cents per share (diluted). Results include a pre-tax expense of $9.5 million this year and $8.5 million last year related to the change in our lease accounting method.

In the quarter, we increased our LIFO inflation index, resulting in a LIFO provision of $27.1 million this quarter, versus a provision of $22.4 million in the year-ago period. The higher index reflects more inflation than anticipated among pharmacy inventories.

Solid front-end and strong pharmacy sales continue to drive our business. Pharmacy accounted for 61.2 percent of our second-quarter sales. That's a slightly lower percent than the first quarter because this quarter includes the busy holiday shopping season.

The current quarter also includes the traditional cold-and-flu season. And while the peak of flu season varies from year to year, the overall effect on this year's second quarter was comparable to last year's second quarter.

In the front-end - or non-pharmacy - side of the store, we gained market share in all 56 of our reported core categories versus our drugstore, grocery and mass merchant competitors compared to a year ago.

This year's store growth remains ahead of last year's pace, as we plan for 450 new stores to open during fiscal 2005. We opened 178 new stores in the first half of this fiscal year, compared to 140 in the year-ago period. That brought our store count to 4,738 as of Feb. 28, a net increase of 402 from a year ago. We continue to remain on track to operate more than 7,000 stores in 2010.

Comparable Sales

Taking a closer look at sales, total comparable store sales - for stores open more than a year - were up 7.7 percent in the quarter, while front-end comparable store sales rose 4.1 percent.

Pharmacy sales climbed 13.8 percent overall and 10.1 percent on a comparable store basis in the quarter.

Over the long term, we anticipate continued strong pharmacy sales as the baby boom generation ages and makes use of more prescription medicine, and the Medicare drug benefit rolls out starting next January.

Gross Profit Margins and SO&A

This is the third consecutive quarter we're reporting a strong increase in gross profit margins, which were up 83 basis points to 28.49 as a percent to sales. The increase was led by growth in generic drug sales, better purchasing terms and higher photofinishing margins, thanks to more in-store processing and digital printing. Meanwhile, other front-end categories showed lower margins as a result of more aggressive advertising in the quarter.

As we noted last quarter, our conversion to more efficient digital photo labs doesn't come cheap. We're paying for the cost of the new labs. We're paying for the costs we incur from retiring the leases for our old analog labs. And we're paying for added payroll that's required to bring nearly all of our photofinishing work in-store. Those costs, along with increases in salary and store expenses, factored into our selling, occupancy and administration expenses increasing 71 basis points to 21.48 as a percent to sales. On a positive note, we experienced lower insurance costs in the quarter as a percent to sales.

Despite the cost of our digital conversion, I would classify our photo expenses as a "good" cost. The move from analog to digital labs means better service for our customers, a competitive advantage and better overall net operating profit.

One last point to make on expenses is the impact of generic drugs and new store growth. Lower-priced generics slowed our sales increase by 2.5 percentage points. That, in turn, impacted SO&A expenses as a percent to sales. We also opened 38 more stores in this year's first half than the same period a year ago.

Tax Rate

The effective annual tax rate for the second quarter this year was 37.25 percent, compared to 37.50 percent in last year's second quarter. The effective annual tax rate for the first half of this year was 36.64 percent compared to 37.50 percent in the year ago period. The decreases primarily result from the settlement of prior year Internal Revenue Service matters.

[Preliminary and unaudited]

From the Balance Sheet

The consolidated balance sheet and statements of cash flows can be found at investor.walgreens.com under the tab, "Financials." While sales were up 12.3 percent in the quarter, inventories increased slightly faster at 14.2 percent. That's mainly due to two reasons. First, we have the inventory investment in our new Moreno Valley, Calif., distribution center that opened in May 2004, which isn't comparable to the previous year. And we had a good inventory of cough and cold products, sales of which we expected to be strong stretching into March.

Accounts receivable increased 16.5 percent, in line with third-party prescription sales growth, and accounts payable increased 13.1 percent.

Cash and short-term investments increased from $1.34 billion at the end of last year's second quarter to $1.45 billion at the end of this year's second quarter. Please note on the balance sheet that investments in auction-rate securities have been reclassified from cash and cash equivalents to short-term investments available for sale.

Wrapup

The second quarter of fiscal 2005 reflects another solid period of execution at our stores. We're continuing to move in the right direction for the future, while posting solid results today.

We're also encouraged about developments on the managed care front. We're expanding our program for offering 90-day refills of medications taken on an ongoing basis, and it's being well-received in the market. Patients like the option of getting a 90-day supply at a retail pharmacy, and it provides cost savings for the patient's employer or managed care company.

In more recent news, we've completed an agreement with Ovations, a unit of UnitedHealth Group, to support their prescription drug plan offering under the new Medicare drug benefit that begins in 2006. Our pharmacy benefit manager unit, Walgreens Health Initiatives, will provide Ovations with services such as claims processing, mail service pharmacy and account management. We're also looking to provide similar services to other healthcare organizations that will offer a Medicare drug plan benefit.

Thank you for listening. Our next earnings announcement, for the third quarter of fiscal 2005, is scheduled for June 27th. Once again, thanks for being a loyal Walgreen shareholder, and remember, "You're Always Welcome at Walgreens!"

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